Second Amended and Restated
Schedule A
to the
Administration Agreement
by and between
Exchange Listed Funds Trust
and
UMB Fund Services, Inc.

Intending to be legally bound, the undersigned hereby amend and restate Schedule A to the aforesaid Agreement as follows, effective as of the date set forth below.

NAMES OF FUNDS

Gavekal Knowledge Leaders Developed World ETF
The WEAR ETF
Saba Closed-End Funds ETF

In witness whereof, the undersigned have executed this Second Amended and Restated Schedule A to the Administration Agreement between Exchange Listed Funds Trust and UMB Fund Services, Inc., effective as of the ____ day of _______________, 2017.

UMB FUND SERVICES, INC.		EXCHANGE LISTED FUNDS TRUST

By:		By:
	Anthony J. Fischer		J. Garrett Stevens
	President		President

Date:		Date: